3: ------------ ---------------------------

------------ ---------------------------

FORM 3 OMB APPROVAL

------------ ---------------------------

OMB Number 3235-0104

Expires: January 31, 2005

Estimated Average burden

hours per response.... 0.5

---------------------------

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,

Section 17(a) of the Public Utility Holding Company Act of 1935 or

Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

_______________________________________________________

1. Name and Address of Reporting Person*

---------------------------------------------------------------------------------

(Last) (First) (Middle)

Robinson Gary T.

--------------------------------------------------------------------------------

(Street)

162 W. 54th Street, Apt. 12E

---------------------------------------------------------------------------------

(City) (State) (Zip)

New York New York 10019

_______________________________________________________

2. Date of Event Requiring Statement (Month/Day/Year)

11-08-02

_______________________________________________________

3. IRS or Social Security Number of Reporting Person,

if an entity (Voluntary)

###-##-####

_______________________________________________________

4. Issuer Name and Ticker or Trading Symbol

DELTA MUTUAL, INC. - HLVP

_______________________________________________________

5. Relationship of Reporting Person(s) to Issuer

(Check all applicable)

[ ] Director [ X] 10% Owner

[ ] Officer (give title [ ] Other (specify

below) below)

________________________________________________________

6. If Amendment, Date of Original (Month/Day/Year)

N/A

________________________________________________________

7. Individual or Joint/Group Filing (Check applicable line)

[X] Form filed by One Reporting Person

[ ] Form filed by More than One Reporting Person

===================================================

Table I -- Non-Derivative Securities Beneficially Owned

===================================================
1. Title of Security (Instr. 4)	2. Amount of Securities Beneficially Owned (Inst. 4)	3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4. Nature of Indirect Beneficial Ownership (Instr. 5)
Common Stock	45,000	D	N/A

FORM 3 (continued)

=================================================

Table II -- Derivative Securities Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)

=================================================

1. Title of Derivative Security (Inst. 4)	2. Date Exer- cisable and Expiration Date (Month/Day Year	3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

Date	Expira-	Title	Amount
Exer-	tion		or
cisable	Date		Number of
Shares

4. Conver- sion or Exercise Price of Deri- vative Security	5. Owner- ship Form of Deri- vative Direct (D) or Indirect (I) (Instr. 5)	6. Nature of Indirect Beneficial Ownership (Instr. 5)

*Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. Explanation of Responses

By: /s/ Gary T. Robinson November 18, 2002

----------------------------------- ----------------------------

**Signature of Reporting Person Date

*If the form is filed by more than one reporting person, see Instruction (5(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal

Violations. See 18 U.S.C. 1001 and 15 U.S.C 78ff(a).

NOTE: File three copies of this Form, one of which must be manually signed.

If space is insufficient, see Instruction 6 for procedure

ROBINSON - FORM 3 11-08-02